EXHIBIT 99.4



For loans with LTV>80 with MI, below are the coverage levels for LTV ranges:

OLTV range                          MI Cov            Effective LTV
---------                           ------            -------------
80.01 - 85                            25                60-63.75
85.01 - 90                            30*               60-67.5
90.01 - 95                            35**              58-66.5
95.01 - 100                           40                58-60

* 2 (out of 176) loans in this range have 25 MI coverage. The Eff LTV for these is 67.5, while the Eff LTV for the majority is 60-63.

** 23 (out of 351) loans in this range have 30 MI coverage. The Eff LTV for these is ~66.5, while most loans in this range have 60-62 Eff LTV.



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